Exhibit 3.1

Exhibit 3.1 Articles of Amendment to IBC’s Articles of Incorporation

ARTICLES OF AMENDMENT

TO

THE ARTICLES OF INCORPORATION

OF

INTERNATIONAL BANCSHARES CORPORATION

Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, International Bancshares Corporation, a Texas corporation (the “Corporation”), hereby adopts the following Articles of Amendment to its Articles of Incorporation:

ARTICLE I

The name of the Corporation is International Bancshares Corporation, and the filing number issued to the Corporation by the Secretary of State of the State of Texas is 135841200.

ARTICLE II

Article Four of the Articles of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

ARTICLE IV

The aggregate number of shares of all classes of stock which the corporation shall have the authority to issue is Three Hundred Million (300,000,000) shares, of which Two Hundred Seventy Five Million (275,000,000) shares shall be designated Common Stock of the par value of One Dollar ($1.00) per share and Twenty-Five Million (25,000,000) shares shall be designated Preferred Stock of the par value of One Cent ($0.01) per share.  The Preferred Stock may be divided into and issued in one or more series.  The Board of Directors of the corporation is expressly authorized to establish series of unissued shares of Preferred Stock and to fix and determine the designations, preferences, limitations and relative rights, including voting rights, of the shares of such series in a resolution or resolutions adopted by the Board of Directors providing for the issue of Preferred Stock of such series.

ARTICLE III

The amendment to the Articles of Incorporation of the Corporation was adopted by the shareholders of the Corporation on December 19, 2008.

ARTICLE IV

The amendment has been approved in the manner required by the Texas Business Corporation Act and by the constituent documents of the Corporation.

EXECUTED this 22nd day of December, 2008.

INTERNATIONAL BANCSHARES CORPORATION

By:	/s/ Dennis E. Nixon
Dennis E. Nixon, Chairman of the Board and President